Exhibit 99.2

Office Depot, Inc.

Pro Forma 2013 Financial Information

as if OfficeMax merger occurred at the beginning of Fiscal 2013

*Updated 8/5/14 for pending sale of Grupo OfficeMax consolidated joint venture*

OVERVIEW

On November 5, 2013, Office Depot completed its merger with OfficeMax. The following schedules show the 2013 income statement for the combined company as if the merger had occurred at the beginning of 2013. The fiscal 2013 information included within is for a 12-month period and based on our fiscal year ended December 28, 2013.

The pro forma information:

• Reflects adjustments directly attributable to the merger that are expected to have a continuing impact. These adjustments include customer acquisition costs, straight line rent, favorable/unfavorable leases, depreciation and amortization on property and equipment and intangible assets, inventory, share-based compensation, and pensions. In addition, certain reclassification adjustments related to shipping and handling, selling, general and administrative expenses, and other operating expenses have been made to conform presentation between OfficeMax and Office Depot.

• Reflects adjustments for joint venture income from Office Depot de Mexico, as the 50% interest in the joint venture was sold in Q3 2013. The joint venture income was removed from all periods in 2013 in the pro forma income statement.

• Reflects adjustments for preferred dividends for both Office Depot and OfficeMax preferred stock that was redeemed as part of the merger.

• Reflects certain non-GAAP adjustments for Office Depot and OfficeMax. For Office Depot, these adjustments include removal of the gain from the sale of the interest in Office Depot de Mexico and elimination of asset impairments, goodwill impairments, restructuring charges, and merger-related expenses. Merger-related expenses include (i) transaction and integration activities, primarily investment banking, legal, accounting and integration; (ii) employee related expenses for cash termination benefits, acceleration of share-based compensation for departing employees and certain incentives to retain and motivate employees, and (iii) certain shareholder-related and other expenses. For OfficeMax, these adjustments include elimination of merger-related expenses, store closure charges, severance charges, and gains and dividend income related to the Boise investment.

• Reflects adjustments for all P&L activity for Grupo OfficeMax in 2013. The company’s interest in the consolidated Mexican joint venture is pending sale.

• Reflects adjustments for the tax impact of the above reclassifications and adjustments.

While this pro forma assumes the merger occurred at the beginning of 2013 and includes adjustments based on that assumption, it does not include any adjustments for projected future merger cost synergies applied back to 2013.

This pro forma is based on known information at the this time and is subject to change based on further review. However, we are not aware of any material accounting policy differences at this time that would have a material impact that are not already reflected in this pro forma information.

Office Depot, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS, Inclusive of All Pro Forma Adjustments

Pro Forma as if OfficeMax merger occurred at the beginning of Fiscal 2013

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

*Updated 8/5/14 for pending sale of Grupo OfficeMax consolidated joint venture*

	Fiscal Year 2013
	Q1	Q2	Q3	Q4	FY	Change from previously disclosed 2013 Pro Forma:(1)
	3/30/13	6/29/13	9/28/13	12/28/13	12/28/13	1Q13	2Q13	3Q13	4Q13	FY13
Sales	$4,412	$3,878	$4,198	$4,061	$16,549	(71)	(65)	(80)	(66)	(282)
Cost of goods sold and occupancy costs	3,352	2,994	3,200	3,154	12,700	(55)	(49)	(62)	(53)	(220)

Gross Profit	1,060	884	998	907	3,849	(16)	(16)	(18)	(13)	(62)
Selling, general and administrative expenses	1,009	890	936	916	3,751	(13)	(13)	(13)	(14)	(53)
Asset impairments	—	—	—	—	—	—	—	—	—	—
Merger, restructuring, and other operating expenses, net	—	—	—	—	—	—	—	—	—	—

Operating income (loss)	51	(6)	62	(8)	99	(2)	(2)	(5)	1	(9)
Interest expense, net	(20)	(21)	(19)	(18)	(77)	0	0	0	0	2
Other income (expense), net	1	(0)	1	1	2	0	1	0	0	1

Income (loss) before income taxes	32	(28)	45	(26)	23	(2)	(1)	(4)	2	(6)
Income tax expense (benefit)	14	(9)	18	2	25	(1)	(0)	(1)	1	(1)

Net income (loss)	17	(18)	27	(27)	(2)	(1)	(1)	(3)	1	(4)
Less: Results attributable to the noncontrolling interests	0	0	0	0	0	(1)	(1)	(1)	1	(2)

Net income (loss) attributable to Office Depot, Inc.	17	(18)	27	(27)	(2)	(0)	(0)	(2)	0	(2)
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—

Income (loss) attributable to common stockholders	$17	$(18)	$27	$(27)	$(2)	(0)	(0)	(2)	0	(2)

Earnings (loss) per share
Basic	$0.03	$(0.03)	$0.05	$(0.05)	$(0.00)	—	—	—	—	—
Diluted	$0.03	$(0.03)	$0.05	$(0.05)	$(0.00)	—	—	—	—	—
Basic shares (in millions)	521	520	523	523	522	—	—	—	—	—
Diluted shares (in millions)	531	524	533	533	530	—	—	—	—	—

(1)	Change from the previously issued 2013 pro forma, filed on Form 8-K on March 21, 2014. The change represents the removal of results from the Grupo OfficeMax consolidated joint venture, which is pending sale

Note: Amounts may not foot due to rounding

Office Depot, Inc.

DIVISION INFORMATION, Inclusive of All Pro Forma Adjustments

Pro Forma as if OfficeMax merger occurred at the beginning of Fiscal 2013

($ in millions)

(Unaudited and subject to reclassification)

*Updated 8/5/14 for pending sale of Grupo OfficeMax consolidated joint venture*

	Fiscal Year 2013
	Q1	Q2	Q3	Q4	FY	Change from previously disclosed 2013 Pro Forma:(1)
	3/30/13	6/29/13	9/28/13	12/28/13	12/28/13	1Q13	2Q13	3Q13	4Q13	FY13
North American Retail Division
Sales	$1,906	$1,538	$1,852	$1,658	$6,954	—	—	—	—	—
Operating income (loss)	31	(22)	34	(23)	21	—	—	—	—	—
North American BSD Division
Sales	1,571	1,504	1,531	1,479	6,085	—	—	—	—	—
Operating income (loss)	38	53	50	22	162	—	—	—	—	—
International Division
Sales	935	836	814	924	3,510	(71)	(65)	(80)	(66)	(282)
Operating income (loss)	15	(6)	7	29	44	(2)	(2)	(5)	1	(9)
Corporate
Operating income (loss)	(32)	(31)	(29)	(36)	(128)	—	—	—	—	—
CONSOLIDATED
Total Sales	4,412	3,878	4,198	4,061	16,549	(71)	(65)	(80)	(66)	(282)
Total Operating income (loss)	51	(6)	62	(8)	99	(2)	(2)	(5)	1	(9)

(1)	Change from the previously issued 2013 pro forma, filed on Form 8-K on March 21, 2014. The change represents the removal of results from the Grupo OfficeMax consolidated joint venture, which is pending sale

Note: Amounts may not foot due to rounding